Exhibit 10.61

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”), dated as of 7/8/2023, is made by and between Network Foundation Technologies, LLC, Wyoming limited liability company, located at 180 East Dixie Meadows Road, Shreveport, LA 71105 (“Seller”), and NYIAX, Inc, Delaware corporation, with headquarters located at 180 Maiden Lane, 11th Floor, NYC, NY 10005 (“Buyer”).

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all right, title, and interest in and to certain Intellectual Property (as defined below), subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of Intellectual Property. Subject to the terms and conditions set forth herein, Seller hereby irrevocably sells, assigns, transfers, and conveys to Buyer, and Buyer hereby accepts, all right, title, and interest in and to the following (collectively, “Acquired Rights”):

(a) the patents listed in Schedule 1 and all continuations, continuations-in- part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing (“Patents”), and any other patents from which any Patents claim a benefit or priority or that claim a benefit or priority from any Patents, and all inventions disclosed in any of the foregoing (collectively “Acquired Patents”);

(b) all licenses and similar contractual rights or permissions, whether exclusive or nonexclusive, related to any of the Acquired Patents;

(c) all trade secrets, business plans, marketing materials, government submission, proprietary information, know-how, technical information, software and source code, press releases, awards, and all good will, related to any and all of the inventions and/or technology disclosed in any of the Acquired Patents, including, but not limited to, as described in documents of Exhibit A

(d) all royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to any of the foregoing;

(e) all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation, violation, breach, or default; and

(f) all other rights, privileges, and protections of any kind whatsoever of Seller accruing under any of the foregoing provided by any applicable law, treaty, or other international convention throughout the world.

2. Purchase Price.

(a) The aggregate purchase price for the Acquired Rights shall be two million (2,000,000) (the “2M”) common stock shares of NYIAX valued at two US dollars ($2.00) per share, which is equal to four million US dollars ($4,000,000.00) (the “Purchase Price”).

(b) Buyer shall pay the Purchase Price in the form of ONLY certificated restricted stock as set forth in this Section 2(b) following the parties’ full execution of this Agreement (the “Execution Date”):

(i) the 2M common stock shares of NYIAX will be transferred to Seller but may not be traded by the Seller (“Locked”);

(ii) one hundred thousand (100,000) of the 2M common stock unregistered shares of NYIAX will be available to Seller to trade (“Unlocked”) within six (6) months after the Execution Date, at no more than 5% of the common stock of Purchaser offered for sale on that day;

(iii) the first remaining, six hundred thousand (600,000), of the 2M common stock shares of NYIAX will be Unlocked twelve (12) months after the Execution Date;

(iv) the second remaining, six hundred and fifty thousand (650,000), of the 2M common stock shares of NYIAX will be Unlocked eighteen (18) months after the Execution Date; and

(v) the final remaining, six hundred and fifty thousand (650,000), of the 2M common stock shares of NYIAX will be Unlocked twenty four (24) months after the Execution Date; and

(c) Seller may not transfer, assign, or hypothecate any shares, except for the shares that are subsequently Unlocked.

(d) If Buyer fails to make timely and proper payment of the Purchase Price, Seller may terminate this Agreement effective immediately on written notice to Buyer.

3. Deliverables. Upon execution of this Agreement, Seller shall deliver to Buyer the following:

(a) an assignment in the form of Exhibit B (the “Assignment”) and duly executed by Seller, transferring all right, title, and interest in and to the Acquired Rights to Buyer; and

(b) the complete prosecution files, including original granted patents, for all Acquired Patents in such form and medium as requested by Buyer and in Seller’s possession, together with a list of local prosecution counsel contacts, and all such other documents, correspondence, and information as are necessary to register, prosecute to issuance, own, enforce, or otherwise use the Acquired Rights, including any maintenance fees due and deadlines for actions to be taken concerning prosecution and maintenance of all Acquired Patents in the ninety (90)-day period following the date hereof.

4. Further Assurances; Recordation.

(a) From and after the date hereof, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

(b) Without limiting the foregoing, and without limiting Section 4(a), Seller shall execute and deliver to Buyer such assignments and other documents, certificates, and instruments of conveyance in a form reasonably satisfactory to Buyer and suitable for filing with the United States Patent and Trademark Office (“USPTO”) and the registries and other recording governmental authorities in all applicable jurisdictions (including with respect to legalization, notarization, apostille, certification, and other authentication) as necessary to record and perfect the Assignment, and to vest in Buyer all right, title, and interest in and to the Acquired Rights in accordance with applicable law. As between Seller and Buyer, Buyer shall be responsible, at Buyer’s expense, for filing the Assignment, and other documents, certificates, and instruments of conveyance with the applicable governmental authorities; provided that Seller shall take such steps and actions, and provide such cooperation and assistance, to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence, or perfect the assignment of the Acquired Rights to Buyer, or any of Buyer’s successors or assigns.

5. Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 5 are true and correct as of the date hereof. For purposes of this Section 5, “Seller’s knowledge,” “knowledge of Seller,” and similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller after reasonable inquiry.

(a) Authority of Seller; Enforceability. Seller has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary organizational action of Seller, and when executed and delivered by both parties, this Agreement will constitute a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions.

(b) No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate organizational documents of Seller; (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation; (iii) conflict with, or result in (with or without notice or lapse of time or both), any violation of or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under, any contract or other instrument to which this Agreement or any of the Acquired Rights are subject; or (iv) result in the creation or imposition of any encumbrances on the Acquired Rights. No consent, approval, waiver, or authorization (other than the Licenses) is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Seller of this Agreement, or to enable Buyer to register, own, and use the Acquired Rights.

(c) Ownership. Seller owns all right, title, and interest in and to the Acquired Rights, free and clear of liens, security interests, and other encumbrances (other than the Licenses). Seller is in material compliance with all legal requirements applicable to the Acquired Rights and Seller’s ownership and use thereof. To the knowledge of Seller, Schedule 1 contains a correct, current, and complete list of all patents included in the Acquired Patents, specifying as to each, as applicable, the jurisdiction in which it has been issued or filed, the patent number or application serial or publication number, and the issue or application filing date.

(d) Legal Actions. Except as otherwise set forth in Schedule 2, there are no actions (including any US Patent Trial and Appeal Board proceedings) settled, pending, or, to Seller’s knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the intellectual property rights of any third party based on the use or exploitation of any Acquired Rights, (ii) challenging the validity, patentability, enforceability, issuance, or ownership of any Acquired Rights or Seller’s rights with respect thereto, or (iii) by Seller alleging any infringement, misappropriation, or other violation by any third party of any Acquired Rights.

(e) Validity and Enforceability. Except as otherwise set forth in Schedule 2, to the knowledge of Seller, the Acquired Rights are valid, subsisting, and enforceable in all applicable jurisdictions. Buyer agrees that, except in the case of any claim for fraud (with intent to deceive), it has agreed to acquire the Acquired Rights without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Seller, or any of Seller’s representatives, as to the value of the Acquired Patents. Notwithstanding the foregoing, Buyer is entitled to rely on the express representations or warranties set forth in Section 5 of this Agreement.

6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 6 are true and correct as of the date hereof.

(a) Authority of Buyer; Enforceability. Buyer has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary organizational action of Buyer, and when executed and delivered by both parties, this Agreement will constitute a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms and conditions.

(b) No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the certificate of incorporation, by-laws, or other organizational documents of Buyer; (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation; or (iii) conflict with, or result in (with or without notice or lapse of time, or both), any violation of or default under, or give rise to a right of termination, acceleration, or modification of, any obligation or loss of any benefit under, any contract or other instrument to which this Agreement is subject. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Buyer of this Agreement.

7. Indemnification.

(a) Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall continue in full force and effect until the expiration of the applicable statute of limitations.

(b) Seller shall defend, indemnify, and hold harmless Buyer, Buyer’s affiliates, and their respective shareholders, directors, officers, and employees (each, a “Buyer Indemnified Party”) from and against all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, fees, costs, or expenses of whatever kind, including attorneys’ fees, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers (collectively, “Losses”) arising out of or in connection with

(i) any breach of, or inaccuracy in, any of the representations or warranties of Seller set forth in this Agreement or in any Related Document;

(ii) any breach of any of the covenants or agreements of Seller set forth in this Agreement or in any Related Document;

(iii) any Excluded Liability; or

(iv) any third-party claim, suit, action, or proceeding (each, a “Third- Party Claim”) related to (a) any actual or alleged inaccuracy in or breach or non- fulfillment of any representation, warranty, covenant, agreement, or obligation of Seller contained in this Agreement or any document to be delivered hereunder; or (b) any Excluded Liabilities.

(c) Buyer shall, subject to the provisions and terms of Section 7(d) and 7(e), retain for itself any equity which has not been Unlocked by the Seller to offset any liability for the Losses described in Section 7(b). Buyer agrees that such offset right is the sole and exclusive remedy of the Buyer Indemnified Parties against the Seller with respect to breaches of the representations, warranties, covenants and agreements set forth in this Agreement, absent Seller fraud (with intent to deceive).

(d) A Buyer Indemnified Party shall promptly notify the Seller upon becoming aware of a Third-Party Claim with respect to which Seller is obligated to provide indemnification under this Section 7 (“Indemnified Claim”). Seller shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel reasonably acceptable to the Buyer Indemnified Party, and the Buyer Indemnified Party shall fully cooperate with Seller in connection therewith, in each case at Seller’s sole cost and expense. The Buyer Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. Seller shall not settle any Indemnified Claim without such Buyer Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If Seller fails or refuses to assume control of the defense of such Indemnified Claim, the Buyer Indemnified Party shall have the right, but no obligation, to defend against such Indemnified Claim, including settling such Indemnified Claim after giving notice to Seller, in each case in such manner and on such terms as the Buyer Indemnified Party may deem appropriate. Neither the Buyer Indemnified Party’s failure to perform any obligation under this Section 7(d) nor any act or omission of the Buyer Indemnified Party in the defense or settlement of any Indemnified Claim shall relieve Seller of its obligations under this Section 7, including with respect to any Losses, except to the extent that Seller can demonstrate that it has been materially prejudiced as a result thereof.

(e) Limitations on Seller’s Indemnity.

(i) Seller will not be liable for any Loss described in Section 7 unless and until the aggregate amount of all such Losses for which Seller is liable is in excess of One Hundred Thousand Dollars ($100,000.00) (the “Seller Threshold Amount”), and then only to the extent such amount exceeds the Seller Threshold Amount; provided, however, that any Losses related to any fraud (with intent to deceive) by the Seller shall not be subject to the Seller Threshold Amount.

(ii) Seller’s aggregate liability for the Losses described in Section 7 will not exceed the Purchase Price; provided, however, that any Losses related to any fraud (with intent to deceive) by the Seller shall not be subject to the limitation set forth in this Section 7(e).

(f) Notice and Defense of Claims; Settlements

(i) If a Party hereto seeks indemnification under this Section 7, such Party (the “Indemnified Party”) shall give written notice to the other Party (the “Indemnifying Party”) promptly after receiving written notice of any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing or audit, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel (a “Legal Proceeding”) or other claim against it (if by a Third Party (a “Third Party Claim”)) or discovering the liability or facts giving rise to such claim for indemnification, describing in reasonable detail the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, however, that failure of the Indemnified Party to timely give the notice provided in this Section 7(f) to the Indemnifying Party shall not preclude the Indemnified Party from recovering Losses unless and to the extent that the Indemnifying Party can demonstrate that it was actually prejudiced by such failure.

(ii) If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party shall give written notice to the Indemnified Party, promptly but in no event greater than thirty (30) days after receipt of written notice of the indemnification sought, of the dispute and describing those portions and the amount (if known and quantifiable) of the claim in dispute, and the basis of the dispute. Upon the Indemnified Party’s receipt of a timely notice of dispute, the Indemnifying Party and the Indemnified Party shall proceed to negotiate in good faith a resolution of such dispute and, if not resolved through negotiations within thirty (30) days of the Indemnified Party’s receipt of the dispute of such claim, such dispute may, subject to the terms of this Agreement, be resolved in accordance with Section 10(f).

(iii) If a Third Party Claim is made, the Indemnifying Party shall be entitled to assume the defense thereof at the Indemnifying Party’s expense by sending a written Notice to the Indemnified Party of its election to do so within thirty (30) days after receipt of the written notice from the Indemnified Party. The Indemnifying Party shall be entitled to control and appoint lead counsel of such defense with counsel of its choice that is reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) involves a claim which could be reasonably expected to result in material harm to the Indemnified Party’s reputation, customer or supplier relations or future business prospects, (ii) seeks primarily non-monetary relief, (iii) involves criminal allegations, (iv) is one in which the Indemnifying Party is also a party and joint representation would, on the written advice of outside legal counsel, result in a conflict of interest, or (v) involves a claim that the Indemnifying Party failed or is failing to vigorously prosecute or defend. If, in the event of a Third Party Claim, the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the sole expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing; provided, however, that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to assume, control, defend and settle such Third Party Claim as provided herein. If the Indemnifying Party assumes the defense of a Legal Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person or any other wrongdoing and no material adverse effect on the Indemnified Party with respect to any other claims that may be made against it and (B) the sole relief provided is monetary damages or payments that are paid in full by the Indemnifying Party. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation may include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees and representatives reasonably available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Party and the Indemnifying Party will keep each other reasonably informed of all settlement negotiations with Third Parties and of the progress of any litigation with Third Parties. If the Indemnified Party is controlling the defense of any Third Party Claim, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

8. Equitable Remedies. Each party acknowledges that (a) a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and (b) if a breach or a threatened breach by such party of any such obligations occurs, the other party will, in addition to any and all other rights and remedies that may be available to such party at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to (i) post a bond or other security, or (ii) prove actual damages or that monetary damages will not afford an adequate remedy.

9. Confidentiality.

(a) Confidentiality and Use. Neither party shall disclose to any third party (other than their respective employees in their capacity as such) any information with respect to the financial terms of this Agreement. Seller agrees: (i) not to use any information that is of a sensitive, proprietary, or confidential nature, whether written or oral, concerning the Acquired Rights, other than as strictly necessary to exercise its rights or perform its obligations under this Agreement; (ii) not to use any such information, directly or indirectly, in any manner to the detriment of Buyer or to obtain any competitive advantage relative to Buyer; and (iii) to maintain such information in strict confidence, and not to disclose such information without Buyer’s prior written consent.

(b) Compelled Disclosures. If either party is compelled to disclose any information with respect to the financial terms of this Agreement, or Seller is compelled to disclose any information that is of a sensitive, proprietary, or confidential nature concerning the Acquired Rights, by judicial or administrative process or by other requirements of law, such party shall: (i) promptly notify the other party in writing; (ii) disclose only that portion of such information that it is advised by counsel in writing is legally required to be disclosed; and (iii) use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

10. Miscellaneous.

(a) Interpretation. For purposes of this Agreement, (i) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, and Exhibits refer to the Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is intended to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein are intended to be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(b) Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient; and (iv) on the fifth day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage prepaid). Such communications must be sent to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(b):

If to Seller:	Network Foundation Technologies, LLC

180 East Dixie Meadows Road Shreveport, LA 71105

	Facsimile:	{FAX NUMBER}

	Email:	{EMAIL ADDRESS} marcusm1@gmail.com

	[Attention:	{TITLE OF OFFICER TO RECEIVE NOTICES}] Marcus Morton

If to Buyer:	NYIAX, Inc

180 Maiden Lane, 11th Floor New York, NY 10005

	Facsimile:	{FAX NUMBER}

	Email:	{EMAIL ADDRESS} Bob@nyiax.com

	[Attention:	{TITLE OF OFFICER TO RECEIVE NOTICES}] Robert Ainbinder

(c) Entire Agreement. This Agreement, together with the Assignment dated 7/8/2023 from Seller to Buyer (the “Related Agreement”) and the documents to be delivered hereunder, and all related exhibits and schedules constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Related Agreement, the documents to be delivered hereunder, and the related exhibits and schedules (other than an exception expressly set forth as such in the related exhibits or schedules), the statements in the body of this Agreement shall control.

(d) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(f) Governing Law; Venue. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the City of New York and County of New York, and each party irrevocably submits to the non- exclusive jurisdiction of such courts in any such legal suit, action, or proceeding.

(g) Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

(h) Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; and any single or partial exercise of any right, remedy, power, or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(j) Attorney Representation. Both Parties understand and agree that it is the responsibility of each Party, at its sole discretion, to seek opinion of independent counsel as to the scope and accuracy of this Agreement, and its Attachments and Exhibits and/or any portions thereof, prior to the execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

[NETWORK FOUNDATION TECHNOLOGIES, LLC]

[By ]	/s/ Marcus Morton
[Name:	Marcus Morton
Title:	CEO ]

[NYIAX, INC]

[By ]	/s/ Robert Ainbinder
[Name:	Robert Ainbinder
Title:	Director ]

Signature Page to Patent Acquisition Agreement

SCHEDULE 1

ACQUIRED PATENTS

a)	U.S. Patent No.:	7,818,407	Issued:	10-19-2010
b)	U.S. Patent No.:	7,895,324	Issued:	02-22-2011
c)	U.S. Patent No.:	7,843,855	Issued:	11-30-2010
d)	U.S. Patent No.:	7,512,676	Issued:	11-30-2010
e)	U.S. Patent No.:	7,536,472	Issued:	05-19-2009
f)	U.S. Patent No.:	8,219,659	Issued:	07-10-2012
g)	U.S. Patent No.:	7,543,074	Issued:	06-02-2009
h)	U.S. Patent No.:	8,266,318	Issued:	09-11-2012
i)	U.S. Patent No.:	7,035,933	Issued:	04-25-2006
j)	U.S. Patent No.:	7,664,840	Issued:	02-16-2010
k)	U.S. Patent No.:	7,925,726	Issued:	04-12-2011
l)	U.S. Patent No.:	8,873,432	Issued:	10-28-2014
m)	U.S. Patent No.:	9,614,750	Issued:	04-04-2017
n)	U.S. Patent No.:	8,892,770	Issued:	11-18-2014
o)	U.S. Patent No.:	8,103,750	Issued:	01-24-2012
p)	Canadian Patent No.:	2,927,771	Issued:	08-04-2020
q)	Canadian Patent No.:	2,975,031	Issued:	12-17-2019
r)	Canadian Patent No.:	2,686,978	Issued:	11-10-2016

SCHEDULE 2

STATUS OF ACQUIRED PATENTS

Referring to patents (a) through (r) of Schedule 1, the earliest U.S. patent is (i) U.S. Pat. No. 7,035,933 filed September 13, 2001. This patent expired due to non-payment of maintenance fees in 2018. Although there may be a possibility of reviving this patent, its patent term would otherwise have expired on November 7, 2023 based on the 20 years from its filing date plus additional 785 days of patent term adjustment granted for this patent.

(g) U.S. Pat. No. 7,543,074 is a Divisional Application of U.S. Pat. No. 7,035,933, and therefore its term is calculated based on the filing date of U.S. Pat. No. 7,035,933, which is September 13, 2001. Therefore, the term of this patent expired on January 1, 2022 based on the 20 years from this filing date plus additional 110 days of patent term adjustment granted for this patent.

(h) U.S. Pat. No. 8,266,318 is a Divisional Application of U.S. Pat. No. 7,543,074 (which, as noted above, is Divisional of U.S. Pat. No. 7,035,933), and therefore its term is also calculated based on the filing date of U.S. Pat. No. 7,035,933, which is September 13, 2001. Therefore, the term of this patent expired on April 7, 2023 based on the 20 years from this filing date plus additional 571 days of patent term adjustment granted for this patent.

Unlike U.S. Pat. No. 7,543,074 and U.S. Pat. No. 8,266,318, each of the six patents listed in the table below (patents (a) through (f), respectively, of Schedule 1) is identified as, directly or indirectly, a Continuation-In-Part (CIP) of U.S. Pat. No. 7,035,933. It is possible that the patent term of each of these CIP patents is based on the filing date of a corresponding prior application (if any) which discloses and enables, and therefore forms the basis of priority for, the subject matter of the issued patent claims. In all six of these CIP patents, the subject matter of the issued patent claims was not disclosed in U.S. Pat. No. 7,035,933, but in a later filed corresponding CIP application. Below table summarizes the filing dates of the CIP applications that disclose and enable the claims issued in these CIP patents. The possible patent terms for these patents is calculated based on the filing dates of these CIP applications. (As noted in the table, a terminal disclaimer (TD) was filed in three of these patents; however, the patent in view of which the term was disclaimed has been abandoned, and therefore, TD may no longer apply.)

TABLE SUMMARY

Patent App. No.	Issue Date Filing Date Relevant CIP Application Filing Date	Status	Fees Due		Related Application Data (as appears on the face of the patent)
7,818,407 12/016,120	10-19-2010 01-17-2008 07-07-2005 (DIV)	PTA 484 Possibly Expires: 11-03-2026	NONE 11.5 Year paid	(60)

Related U.S. Application Data

Division of application No.11/176,956, filed on Jul. 7, 2005, now Pat. No. 7,512,676, which is a continuation-in-part of application No. 09/952,907, filed on Sep, 13, 2001, now Pat. No. 7,035,933.

				(60)	Provisional application No. 60/587,012, filed on Jul. 9, 2004.
7,895,324 12/467,877	02-22-2011 05-18-2009 07-11-2005 (CON)	PTA 82 Possibly Expires: 10-01-2025	NONE 11.5 Year paid	(63)	Related U.S. Application Data Continuation of application No. 11/179,041, filed on Jul. 11, 2005, now Pat. No. 7,536,472, which is a continuation-in-part of application No. 7,035,933.

				(60)	Provisional application No. 60/586,952, filed on Jul. 9, 2004.
7,843,855 11/746,494	11-30-2010 05-09-2007 05-09-2007	PTA 654 Possibly Expires: 02-21-2029	NONE 11.5 Year paid	(63)

Related U.S. Application Data

Continuation-in-part of application No. 11/408,169, filed on Apr. 21, 2006, which is a continuation-in-part of application No. 11/179,041, filed on Jul. 11, 2005, now Pat. No. 7,536,472 and a continuation-in-part of application No. 11/179,063, filed on Jul. 11, 2005, and a continuation-in-part of application No. 11/176,956, filed on Jul. 7, 2005, now Pat. No. 7,512,676, and a continuation-in-part of application No. 09/952,907, filed on Sep. 13, 2001, now Pat. No. 7,035,933.

7,512,676 11/176,956	03-31-2009 07-07-2005 07-07-2005	PTA 211 TD Pat.7,035,933 - Abandoned Possibly Expires: 02-03-2026	NONE 11.5 Year paid	(63)	Related U.S. Application Data Continuation-in-part of application No. 09/952,907, filed on Sep. 13, 2001, now Pat. No. 7,035,933.

				(60)	Provisional application No. 60/587,012, filed on Jul. 9, 2004.
7,536,472 11/179,041	05-19-2009 07-11-2005 07-11-2005	PTA 726 TD Pat.7,035,933 - Abandoned Possibly Expires: 07-07-2027	NONE 11.5 Year paid	(63)	Related U.S. Application Data Continuation-in-part of application No. 09/952,907, filed on Sep. 13, 2001, now Pat. No. 7,035,933.

				(60)	Provisional application No. 60/586,952, filed on Jul. 9, 2004.

8,219,659 12/645,245	07-10-2012 12-22-2009 07-11-2005 (CON)	PTA 0 TD Pat.7,664,840 - Abandoned Possibly Expires: 07-11-2025	11.5 Year Due: 07-10- 2023 to 01- 11- 2024	(63)

Related U.S. Application Data

Continuation of application No. 11/179,063, filed on Jul. 11, 2005, now Pat. No. 7,664,840, which is a continuation-in-part of application No. 09/952,907, filed on Sep. 13, 2001, now Pat. No. 7,035,933.

				(60)	Provisional application No. 60/586,876, filed on Jul. 9, 2004.

Other patents listed in Schedule 1 and the parties understanding of their respective status is as follows:

(j)	U.S. Patent No.: 7,664,840 Expired: 03-19-2018

(k)	U.S. Patent No.: 7,925,726 Expired: 04-12-2019

(l)	U.S. Patent No.: 8,873,432 Expired: 10-29-2018

(m)	U.S. Patent No.: 9,614,750 Possible Expiration Date: 12-14-2029

(n)	U.S. Patent No.: 8,892,770 Expired: 12-25-2018

(o)	U.S. Patent No.: 8,103,750 Expired: 03-02-2020

(p)	Canadian Patent No.: 2,927,771 Possible Expiration Date: 07-11-2025

(q)	Canadian Patent No.: 2,975,031 Possible Expiration Date: 07-11-2025

(r)	Canadian Patent No.: 2,686,978 Expired: 03-28-2019

EXHIBIT A

See attached.

EXHIBIT B
ASSIGNMENT OF PATENT

See attached.